Exhibit 35.1
SERVICER COMPLIANCE STATEMENT
     I, Eugene G. Nelson, certify that:
     (a) A review of the servicer’s activities during the reporting period and of its performance under the applicable servicing agreement has been made under my supervision.
     (b) To the best of my knowledge, based on such review, the servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the reporting period.

By:	/s/ Eugene G. Nelson
Eugene G. Nelson
Vice President, Corporate Finance, of Chrysler Financial Services Americas LLC, as servicer of Chrysler Financial Auto Securitization Trust 2008-A

Dated: March 26, 2009